EXHIBIT 23.02

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Named Experts” in the Registration Statement (Form S-8) pertaining to the Intuit Inc.1996 Employee Stock Purchase Plan and to the incorporation by reference therein of our report dated August 15, 2003, with respect to the consolidated financial statements and schedule of Intuit Inc. included in its Annual Report (Form 10-K) for the year ended July 31, 2003, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
San Francisco, California
January 20, 2004